Exhibit 99

NEWS

CONTACT:	Tom Marder
(301) 380-2553 thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS ON FOURTH QUARTER AND FULL YEAR 2012

BETHESDA, MD – February 19, 2013 - Marriott International, Inc. (NYSE: MAR) today reported its fourth quarter and full year 2012 results, including the following highlights:

•	Fourth quarter diluted EPS totaled $0.56, a 22 percent increase over prior year adjusted results. Full year 2012 diluted EPS increased 31 percent over 2011 adjusted results to $1.72;

•	North American comparable systemwide REVPAR rose 5.9 percent in the fourth quarter and 6.4 percent for full year 2012;

•	On a constant dollar basis, worldwide comparable systemwide REVPAR rose 5.2 percent in the fourth quarter and 6.1 percent for full year 2012;

•	Worldwide comparable company-operated house profit margins increased 90 basis points in the fourth quarter and 120 basis points for the full year;

•

At year-end, the company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development increased to nearly 130,000 rooms, including almost 59,000 rooms outside North America;

•

Over 27,000 rooms were added to the system in 2012. In the fourth quarter alone, nearly 14,000 rooms were added, including 8,100 Gaylord-branded rooms and 2,800 rooms in international markets. The company signed a record 57,000 rooms in 2012;

•	EBITDA for full year 2012 totaled $1,146 million, a 16 percent increase over 2011 adjusted EBITDA;

•	For full year 2012, Marriott repurchased 31.2 million shares of the company’s common stock for $1.2 billion including 6.9 million shares for $257 million in the fourth quarter;

•	For full year 2013, Marriott expects North American and worldwide systemwide constant dollar REVPAR to increase 4 to 7 percent.

Fourth quarter 2012 net income totaled $181 million, a 14 percent increase compared to fourth quarter 2011 adjusted net income. Diluted earnings per share (EPS) totaled $0.56, a 22 percent increase from adjusted diluted EPS in the year-ago quarter. On October 3, 2012, the company forecasted fourth quarter diluted EPS of $0.52 to $0.56.

For the fourth quarter of 2011, reported net income totaled $141 million and reported diluted EPS was $0.41. Adjusted net income and adjusted diluted EPS for the year-ago quarter excluded $14 million pretax ($18 million after-tax and $0.05 per diluted share) of timeshare spin-off adjustments. Timeshare spin-off adjustments included items such as the removal of timeshare business operating results and spin-off transaction costs, as well as the addition of license fees and other related items as if the spin-off had occurred on the first day of fiscal 2011. See page A-1 for fourth quarter 2011 reported results, the timeshare spin-off adjustments and adjusted results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “We were delighted with our 2012 results. Full year earnings per share grew 31 percent over 2011 adjusted levels to $1.72 and EBITDA increased 16 percent to over $1.1 billion. We also returned over $1.3 billion to shareholders through dividends and share repurchases.

“Worldwide international travel increased to record levels in 2012 while hotel supply growth was low in most markets around the world, especially in the U.S. Despite low levels of new construction in the industry and modest economic growth in some regions of the world, we added over 27,000 rooms to our worldwide system in 2012, increased our worldwide systemwide REVPAR by 6 percent and increased room rates by 4 percent. Our development team had a record year, signing more than 57,000 new rooms and increasing our global development pipeline to nearly 130,000 rooms at year-end. To date in 2013, we’ve already signed over 9,000 rooms with nearly 90 percent of those in Asia.

“Twenty percent of our room additions in 2012 were conversions from other brands and 30 percent came from the acquisition of the Gaylord brand. Thirty percent of all new rooms were located in international markets. We are excited about our new brand platforms such as the Autograph Collection and EDITION. Now on four continents, the Autograph Collection has grown to nearly 40 hotels in less than three years. We’ll soon open our London EDITION hotel and we have six more EDITIONs in our development pipeline. Today, our luxury brands, Ritz-Carlton, Ritz-Carlton Reserve, Bulgari, and JW Marriott, together with our luxury lifestyle brand, EDITION, have broad distribution with nearly 150 hotels and over 50,000 rooms.

“Our unit growth is built on our strong brand portfolio fueled by outstanding marketing and service engines. In 2012, our award-winning Marriott Rewards program topped 40 million members and marriott.com booked over $8 billion in property-level revenue, making it one of the largest retail websites in the world.

“In January 2013, North American comparable company-operated REVPAR rose 8 percent. While this year is off to a strong start, we are providing a somewhat broader and more conservative range for 2013 REVPAR growth due to the potential effect on the travel industry of the impending federal budget sequestration.”

For the 2012 fourth quarter, revenue per available room (REVPAR) for worldwide comparable systemwide properties increased 5.2 percent (a 4.7 percent increase using actual dollars).

In North America, comparable systemwide REVPAR increased 5.9 percent in the fourth quarter of 2012, including a 4.0 percent increase in average daily rate. REVPAR for comparable systemwide North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton, Renaissance Hotels and Autograph Collection Hotels) increased 5.7 percent with a 3.4 percent increase in average daily rate. REVPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 6.0 percent in the fourth quarter with a 4.4 percent increase in average daily rate.

International comparable systemwide REVPAR rose 3.2 percent (a 0.7 percent increase using actual dollars), including a 0.5 percent increase in average daily rate (a 1.9 percent decline using actual dollars) in the fourth quarter of 2012.

Marriott added 37 new properties (13,982 rooms) to its worldwide lodging portfolio in the 2012 fourth quarter, including five Gaylord properties (8,098 rooms) from the acquisition of the brand and hotel management business. The JW Marriott Marquis Hotel Dubai, the tallest dedicated hotel building in the world, and Dorado Beach, a Ritz-Carlton Reserve, in Puerto Rico were also added in the quarter while the Brown Palace Hotel in Denver joined the Autograph Collection. Six properties (1,398 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,801 properties and timeshare resorts for a total of over 660,000 rooms.

The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development increased to approximately 800 properties with nearly 130,000 rooms at year-end.

MARRIOTT REVENUES totaled over $3.7 billion in the 2012 fourth quarter compared to adjusted revenues of $3.4 billion for the fourth quarter of 2011. Base management and franchise fees rose 7 percent over prior year adjusted levels to $369 million, reflecting higher REVPAR at existing hotels and fees from new hotels. Fourth quarter worldwide incentive management fees increased 22 percent to $90 million including a $3 million favorable impact of the recognition of previously deferred fees. In the fourth quarter, 30 percent of worldwide company-managed hotels earned incentive management fees compared to 27 percent in the year-ago quarter. For full year 2012, 33 percent of worldwide company-managed hotels earned incentive management fees compared to 29 percent in 2011.

Worldwide comparable company-operated house profit margins increased 90 basis points in the fourth quarter. North American comparable company-operated house profit margins increased 120 basis points and house profit margins for comparable company-operated properties outside North America increased 30 basis points from the year-ago quarter. For full year 2012, comparable company-operated house profit margins increased 140 basis points in North America, 90 basis points outside North America and 120 basis points worldwide.

Owned, leased, corporate housing and other revenue, net of direct expenses, totaled $56 million, unchanged compared to the year-ago quarter. Improved results at owned and leased hotels and higher credit card branding fees were largely offset by lower termination and residential branding fees year-over-year.

GENERAL, ADMINISTRATIVE and OTHER expenses for the 2012 fourth quarter declined 6 percent to $206 million compared to adjusted expenses of $219 million in the 2011 fourth quarter. Fourth quarter 2012 expenses reflected routine increases in compensation and other expenses, as well as unfavorable foreign exchange. These were largely offset by a $6 million reversal of guarantee reserves for two hotels, as well as lower legal and bad debt expenses. Expenses in the prior year quarter included a $6 million write-off of deferred contract acquisition costs, a $5 million guarantee reserve for one hotel and a $2 million loan reserve.

EQUITY IN EARNINGS (LOSSES) totaled a $3 million loss in the quarter compared to a $7 million loss in the year-ago quarter. The decline in equity losses largely reflected the sale of the Courtyard joint venture, which had losses in the fourth quarter of 2011 and was sold in the third quarter of 2012.

EBITDA totaled $358 million in the 2012 fourth quarter, a 13 percent increase over 2011 fourth quarter adjusted EBITDA of $316 million. For full year 2012, EBITDA totaled $1,146 million, a 16 percent increase over 2011 adjusted EBITDA of $992 million. See page A-9 for the EBITDA and adjusted EBITDA calculations.

BALANCE SHEET

At year-end 2012, total debt was $2,935 million and cash balances totaled $88 million, compared to $2,171 million in debt and $102 million of cash at year-end 2011.

COMMON STOCK

Weighted average fully diluted shares outstanding used to calculate diluted EPS totaled 322.2 million in the 2012 fourth quarter, compared to 346.4 million in the year-ago quarter.

The company repurchased 6.9 million shares of common stock in the fourth quarter at a cost of $257 million. For the full year 2012, Marriott repurchased 31.2 million shares of its stock for $1.2 billion. On February 15, 2013, the board of directors increased the company’s authorization to repurchase shares by 25 million shares to yield a total share authorization of 34.2 million shares.

2013 OUTLOOK

The company will report its 2013 results on a calendar basis, with fiscal quarters ending on March 31, June 30, September 30 and December 31. The first quarter of 2013 will include 93 days compared to 84 days in the 2012 first quarter in part due to the fact that fiscal 2012 ended on December 28, 2012. Prior year results will not be restated or reported on a pro forma basis for the change in calendar, although REVPAR statistics will be adjusted to calendar quarters for purposes of comparability.

For the first quarter, the company expects comparable systemwide calendar REVPAR on a constant dollar basis will increase 4 to 7 percent in North America, 2 to 4 percent outside North America and 3 to 6 percent worldwide.

The company expects first quarter 2013 operating profit could total $205 million to $230 million, a $30 million to $55 million increase over the prior year quarter. The company estimates that approximately $15 million to $20 million of the year-over-year operating profit increase in the first quarter is attributable to the change in the fiscal calendar.

The company expects full year 2013 comparable systemwide REVPAR on a constant dollar basis will increase 4 to 7 percent in North America, 3 to 5 percent outside North America and 4 to 7 percent worldwide.

The company anticipates adding approximately 30,000 to 35,000 rooms worldwide for the full year 2013. The company also expects approximately 10,000 rooms will leave the system during the year.

The company assumes full year fee revenue could total $1,525 million to $1,575 million, growth of 7 to 11 percent over 2012 fee revenue of $1,420 million.

The company expects owned, leased, corporate housing and other revenue, net of expenses could total $135 million to $145 million in 2013, a 12 to 18 percent decline year-over-year. 2013 expected results reflect tougher year-over-year comparisons due to the London Olympics, renovations at some international leased hotels in 2013, higher pre-opening expenses, and lower termination and residential branding fees.

For 2013, the company anticipates general, administrative and other expenses will total $665 million to $675 million, an increase of 3 to 5 percent over 2012 expenses of $645 million.

Given these assumptions, 2013 diluted EPS could total $1.90 to $2.05, a 10 to 19 percent increase year-over-year. In 2012, the company recorded a $41 million pretax ($25 million after-tax and $0.08 per diluted share) gain on the sale of the equity interest in the Courtyard joint venture. Excluding that gain from 2012 diluted EPS, the company estimates 2013 diluted EPS could increase 16 to 25 percent year-over-year as shown on page A-12.

	First Quarter 2013	Full Year 2013

Total fee revenue	$355 million to $370 million	$1,525 million to $1,575 million

Owned, leased, corporate housing and other revenue, net of direct expenses	$25 million to $30 million	$135 million to $145 million

General, administrative and other expenses	$170 million to $175 million	$665 million to $675 million

Operating income	$205 million to $230 million	$985 million to $1,055 million

Gains and other income	Approx $2 million	Approx $10 million

Net interest expense[1]	Approx $30 million	Approx $105 million

Equity in earnings (losses)	Approx $0 million	Approx $0 million

Earnings per share	$0.37 to $0.42	$1.90 to $2.05

Tax rate		33.0 percent

[1]	Net of interest income

The company expects investment spending in 2013 will total approximately $600 million to $800 million, including approximately $100 million for maintenance capital spending. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending, approximately $800 million to $1 billion could be returned to shareholders through share repurchases and dividends.

Based upon the assumptions above, the company expects full year 2013 EBITDA will total $1,185 million to $1,255 million, a 3 to 10 percent increase over prior year’s EBITDA. Excluding the $41 million Courtyard joint venture gain from 2012 EBITDA, 2013 EBITDA is expected to increase 7 to 14 percent year-over-year as shown on page A-10.

Marriott International, Inc. (NYSE: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, February 20, 2013 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until February 20, 2014.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 78370841. A telephone replay of the conference call will be available from 1 p.m. ET, Wednesday, February 20, 2013 until 8 p.m. ET, Wednesday, February 27, 2013. To access the replay, call 404-537-3406. The conference ID for the recording is 78370841.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations about investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K or quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; and the availability of capital to finance hotel growth and refurbishment. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of February 19, 2013. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NYSE: MAR) is a leading lodging company based in Bethesda, Maryland, USA with over 3,800 properties in 74 countries and territories and reported revenues of nearly $12 billion in fiscal year 2012. The company operates and franchises hotels and licenses vacation ownership resorts under 18 brands, including Marriott Hotels & Resorts, The Ritz-Carlton, JW Marriott, Bulgari, EDITION, Renaissance, Gaylord Hotels, Autograph Collection, AC Hotels by Marriott, Courtyard, Fairfield Inn & Suites, SpringHill Suites, Residence Inn, TownePlace Suites, Marriott Executive Apartments, Marriott Vacation Club, Grand Residences by Marriott, and The Ritz-Carlton Destination Club. There are approximately 325,000 employees at headquarters, managed and franchised properties. Marriott is consistently recognized as a top employer and for its superior business operations, which it conducts based on five core values: put people first, pursue excellence, embrace change, act with integrity, and serve our world. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.

PRESS RELEASE SCHEDULES

QUARTER 4, 2012

TABLE OF CONTENTS

Consolidated Statements of Income	A-1
Total Lodging Products	A-4
Key Lodging Statistics	A-5
EBITDA and Adjusted EBITDA	A-9
EBITDA Full Year Forecast	A-10
Adjusted Operating Income Margin Excluding Adjusted Cost Reimbursements	A-11
Adjusted 2012 EPS Excluding Gain on Courtyard JV Sale, Net of Tax	A-12
Non-GAAP Financial Measures	A-13

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

CONSOLIDATED AND ADJUSTED CONSOLIDATED STATEMENTS OF INCOME

FOURTH QUARTER 2012 AND 2011

(in millions, except per share amounts)

	As Reported 16 Weeks Ended December 28, 2012	As Reported 16 Weeks Ended December 30, 2011	Timeshare Spin-off Adjustments[10]	As Adjusted 16 Weeks Ended December 30, 2011**	Percent Better (Worse) 2012 vs. Adjusted 2011

REVENUES
Base management fees	$182	$183	$(12)	$171	6
Franchise fees	187	159	16	175	7
Incentive management fees	90	74	—	74	22
Owned, leased, corporate housing and other revenue[1]	308	356	—	356	(13)
Timeshare sales and services[2]	—	238	(238)	—	—
Cost reimbursements[3]	2,990	2,683	(58)	2,625	14

Total Revenues	3,757	3,693	(292)	3,401	10

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	252	300	—	300	16
Timeshare - direct	—	209	(209)	—	—
Reimbursed costs	2,990	2,683	(58)	2,625	(14)
General, administrative and other[6]	206	254	(35)	219	6

Total Expenses	3,448	3,446	(302)	3,144	(10)

OPERATING INCOME	309	247	10	257	20

(Losses) gains and other income[7]	(1)	4	(3)	1	(200)
Interest expense	(41)	(47)	5	(42)	2
Interest income	7	5	2	7	—
Equity in losses[8]	(3)	(7)	—	(7)	57

INCOME BEFORE INCOME TAXES	271	202	14	216	25

(Provision) benefit for income taxes	(90)	(61)	4	(57)	(58)

NET INCOME	$181	$141	$18	$159	14

EARNINGS PER SHARE - Basic
Earnings per share[9]	$0.58	$0.42	$0.05	$0.47	23

EARNINGS PER SHARE - Diluted
Earnings per share[9]	$0.56	$0.41	$0.05	$0.46	22

Basic Shares	312.7	335.6	335.6	335.6
Diluted Shares	322.2	346.4	346.4	346.4

See page A-3 for footnote references.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

CONSOLIDATED AND ADJUSTED CONSOLIDATED STATEMENTS OF INCOME

FULL YEAR 2012 AND 2011

(in millions, except per share amounts)

	As Reported 52 Weeks Ended December 28, 2012	As Reported 52 Weeks Ended December 30, 2011	Timeshare Spin-off Adjustments[10]	Other Charges	As Adjusted 52 Weeks Ended December 30, 2011**	Percent Better (Worse) 2012 vs. Adjusted 2011

REVENUES
Base management fees	$581	$602	$(56)	$—	$546	6
Franchise fees	607	506	60	—	566	7
Incentive management fees	232	195	—	—	195	19
Owned, leased, corporate housing and other revenue[1]	989	1,083	—	—	1,083	(9)
Timeshare sales and services[2]	—	1,088	(1,088)	—	—	—
Cost reimbursements[3]	9,405	8,843	(268)	—	8,575	10

Total Revenues	11,814	12,317	(1,352)	—	10,965	8

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct[4]	824	943	—	—	943	13
Timeshare - direct	—	929	(929)	—	—	—
Timeshare strategy - impairment charges[5]	—	324	(324)	—	—	—
Reimbursed costs	9,405	8,843	(268)	—	8,575	(10)
General, administrative and other[6]	645	752	(99)	(10)	643	—

Total Expenses	10,874	11,791	(1,620)	(10)	10,161	(7)

OPERATING INCOME	940	526	268	10	804	17

Gains (losses) and other income[7]	42	(7)	(3)	18	8	425
Interest expense	(137)	(164)	29	—	(135)	(1)
Interest income	17	14	10	—	24	(29)
Equity in losses[8]	(13)	(13)	(4)	—	(17)	24

INCOME BEFORE INCOME TAXES	849	356	300	28	684	24

Provision for income taxes	(278)	(158)	(40)	(11)	(209)	(33)

NET INCOME	$571	$198	$260	$17	$475	20

EARNINGS PER SHARE - Basic
Earnings per share[9]	$1.77	$0.56	$0.74	$0.05	$1.36	30

EARNINGS PER SHARE - Diluted
Earnings per share[9]	$1.72	$0.55	$0.72	$0.05	$1.31	31

Basic Shares	322.6	350.1	350.1	350.1	350.1
Diluted Shares	332.9	362.3	362.3	362.3	362.3

See page A-3 for footnote references.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

CONSOLIDATED AND ADJUSTED CONSOLIDATED STATEMENTS OF INCOME

**		Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and limitations on their use.
[1]	–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, termination fees, branding fees, other revenue and revenue from our corporate housing business through our sale of that business on April 30, 2012.
[2]	–	Timeshare sales and services includes total timeshare revenue except for base management fees and cost reimbursements.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our former corporate housing business through our sale of that business on April 30, 2012.
[5]	–	Reflects the following 2011 third quarter impairments: inventory $256 million, land $62 million, and other impairments $6 million, all of which we allocated to the Timeshare segment.
[6]	–	General, administrative and other expenses include the overhead costs we allocated to our segments, and our corporate overhead costs and general expenses.
[7]	–	Gains (losses) and other income includes gains and losses on the sale of real estate, note sales or repayments (except timeshare note securitizations), the sale or other-than-temporary impairment of joint ventures and investments, debt extinguishments, and income from cost method joint ventures.
[8]	–	Equity in losses includes our equity in earnings or losses of unconsolidated equity method joint ventures.
[9]	–	Earnings per share plus adjustment items may not equal earnings per share as adjusted due to rounding.
[10]	–	We present our adjusted consolidated statements of income as if our Timeshare spin-off had occurred on January 1, 2011.

MARRIOTT INTERNATIONAL, INC.

TOTAL LODGING PRODUCTS1

	Number of Properties			Number of Rooms/Suites
Brand	December 28, 2012	December 30, 2011	vs. December 30, 2011	December 28, 2012	December 30, 2011	vs. December 30, 2011

Domestic Full-Service
Marriott Hotels & Resorts	352	353	(1)	141,677	142,881	(1,204)
Renaissance Hotels	79	80	(1)	28,597	29,229	(632)
Autograph Collection	24	17	7	6,609	5,207	1,402
Gaylord Hotels	5	—	5	8,098	—	8,098
Domestic Limited-Service
Courtyard	817	805	12	114,948	113,413	1,535
Fairfield Inn & Suites	678	667	11	61,477	60,392	1,085
SpringHill Suites	297	285	12	34,844	33,466	1,378
Residence Inn	602	597	5	72,642	72,076	566
TownePlace Suites	208	200	8	20,803	20,048	755
International
Marriott Hotels & Resorts	206	202	4	63,240	62,714	526
Renaissance Hotels	76	74	2	24,692	23,737	955
Autograph Collection	8	5	3	1,056	548	508
Courtyard	112	108	4	21,605	21,306	299
Fairfield Inn & Suites	13	13	—	1,568	1,568	—
SpringHill Suites	2	2	—	299	299	—
Residence Inn	23	20	3	3,229	2,791	438
TownePlace Suites	2	1	1	278	105	173
Marriott Executive Apartments	25	23	2	4,066	3,700	366
Luxury
The Ritz-Carlton - Domestic	38	39	(1)	11,357	11,587	(230)
The Ritz-Carlton - International	42	39	3	12,410	11,996	414
Bulgari Hotels & Resorts	3	2	1	202	117	85
EDITION	1	1	—	78	78	—
The Ritz-Carlton Residential	35	32	3	3,927	3,838	89
The Ritz-Carlton Serviced Apartments	4	4	—	579	579	—
Unconsolidated Joint Ventures
AC Hotels by Marriott	79	80	(1)	8,736	8,371	365
Autograph Collection	5	5	—	348	350	(2)
Timeshare	65	64	1	13,029	12,800	229

Total	3,801	3,718	83	660,394	643,196	17,198

[1]

Total Lodging Products as of December 30, 2011 does not include 2,166 ExecuStay corporate housing rental units. Because we completed the sale of our corporate housing business in the second quarter of 2012, we had no ExecuStay units at the end of that year.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties[1]
	Four Months Ended December 31, 2012 and December 31, 2011
	REVPAR		Occupancy			Average Daily Rate
Region	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Caribbean & Latin America	$127.93	3.5%	68.6%	0.6%	pts.	$186.44	2.6%
Europe	$127.65	2.0%	74.1%	1.3%	pts.	$172.20	0.2%
Middle East & Africa	$89.77	8.7%	66.4%	5.8%	pts.	$135.28	-0.8%
Asia Pacific	$101.86	4.2%	75.0%	2.2%	pts.	$135.82	1.1%

Regional Composite[2]	$115.17	3.3%	73.1%	1.9%	pts.	$157.57	0.6%

International Luxury[3]	$218.15	4.2%	64.3%	2.2%	pts.	$339.54	0.6%

Total International[4]	$126.65	3.5%	72.1%	2.0%	pts.	$175.64	0.7%

Worldwide[5]	$115.75	4.6%	69.9%	1.1%	pts.	$165.55	2.9%

Comparable Systemwide International Properties[1]
	Four Months Ended December 31, 2012 and December 31, 2011
	REVPAR		Occupancy			Average Daily Rate
Region	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Caribbean & Latin America	$111.50	3.4%	68.0%	1.3%	pts.	$163.87	1.4%
Europe	$123.81	1.8%	73.9%	1.0%	pts.	$167.58	0.5%
Middle East & Africa	$87.24	10.1%	65.7%	6.0%	pts.	$132.77	0.0%
Asia Pacific	$109.72	3.4%	75.3%	2.3%	pts.	$145.69	0.2%

Regional Composite[2]	$114.51	3.0%	72.8%	1.8%	pts.	$157.39	0.4%

International Luxury[3]	$218.15	4.2%	64.3%	2.2%	pts.	$339.54	0.6%

Total International[4]	$123.78	3.2%	72.0%	1.9%	pts.	$171.94	0.5%

Worldwide[6]	$95.95	5.2%	68.8%	1.3%	pts.	$139.56	3.3%

[1]

We report financial results on a period basis and international statistics on a monthly basis. Statistics are in constant dollars for September through December. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.

[2]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels and Courtyard brands.
[3]	International Luxury includes The Ritz-Carlton properties outside of the United States and Canada and Bulgari Hotels & Resorts.
[4]	Includes Regional Composite and International Luxury.
[5]

Includes international statistics for the four calendar months ended December 31, 2012 and December 31, 2011, and the United States statistics for the sixteen weeks ended December 28, 2012 and December 30, 2011. Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

[6]	In addition to the brands listed in Note 5, also includes the Autograph Collection brand.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties[1]
	Twelve Months Ended December 31, 2012 and December 31, 2011
	REVPAR		Occupancy			Average Daily Rate
Region	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Caribbean & Latin America	$137.93	6.9%	72.3%	1.2%	pts.	$190.75	5.1%
Europe	$124.20	3.0%	72.7%	0.2%	pts.	$170.72	2.8%
Middle East & Africa	$82.25	8.3%	61.8%	5.3%	pts.	$133.14	-1.0%
Asia Pacific	$97.04	8.4%	73.0%	3.7%	pts.	$133.01	3.0%

Regional Composite[2]	$112.66	5.6%	71.9%	2.0%	pts.	$156.74	2.7%

International Luxury[3]	$216.34	5.9%	63.4%	1.3%	pts.	$341.32	3.6%

Total International[4]	$124.22	5.6%	70.9%	1.9%	pts.	$175.14	2.8%

Worldwide[5]	$115.91	5.9%	71.4%	1.4%	pts.	$162.39	3.8%

Comparable Systemwide International Properties[1]
	Twelve Months Ended December 31, 2012 and December 31, 2011
	REVPAR		Occupancy			Average Daily Rate
Region	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Caribbean & Latin America	$120.27	5.3%	70.2%	1.3%	pts.	$171.32	3.4%
Europe	$119.40	2.8%	71.9%	0.2%	pts.	$166.02	2.6%
Middle East & Africa	$80.37	9.2%	61.8%	5.6%	pts.	$130.10	-0.6%
Asia Pacific	$102.90	7.6%	72.9%	3.6%	pts.	$141.17	2.2%

Regional Composite[2]	$111.45	5.0%	71.2%	1.9%	pts.	$156.47	2.2%

International Luxury[3]	$216.34	5.9%	63.4%	1.3%	pts.	$341.32	3.6%

Total International[4]	$120.85	5.1%	70.5%	1.8%	pts.	$171.36	2.4%

Worldwide[6]	$97.34	6.1%	70.8%	1.5%	pts.	$137.49	3.9%

[1]

We report financial results on a period basis and international statistics on a monthly basis. Statistics are in constant dollars for January through December. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.

[2]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels and Courtyard brands.
[3]	International Luxury includes The Ritz-Carlton properties outside of the United States and Canada and Bulgari Hotels & Resorts.
[4]	Includes Regional Composite and International Luxury.
[5]

Includes international statistics for the twelve calendar months ended December 31, 2012 and December 31, 2011, and the United States statistics for the fifty-two weeks ended December 28, 2012 and December 30, 2011. Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

[6]	In addition to the brands listed in Note 5, also includes the Autograph Collection brand.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties[1]
	Sixteen Weeks Ended December 28, 2012 and December 30, 2011
	REVPAR		Occupancy			Average Daily Rate
Brand	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Marriott Hotels & Resorts	$123.86	5.1%	70.1%	1.0%	pts.	$176.61	3.5%
Renaissance Hotels	$121.25	5.1%	70.3%	0.4%	pts.	$172.51	4.5%
Composite North American Full-Service	$123.48	5.1%	70.2%	1.0%	pts.	$176.02	3.7%
The Ritz-Carlton[2]	$213.79	4.5%	66.5%	0.7%	pts.	$321.59	3.4%
Composite North American Full-Service & Luxury	$133.38	5.0%	69.7%	0.9%	pts.	$191.24	3.6%
Residence Inn	$89.66	4.9%	73.1%	0.8%	pts.	$122.63	3.9%
Courtyard	$77.52	5.8%	65.2%	0.4%	pts.	$118.88	5.2%
TownePlace Suites	$54.90	-0.1%	65.9%	-3.8%	pts.	$83.35	5.6%
SpringHill Suites	$69.06	7.2%	68.5%	2.9%	pts.	$100.89	2.6%
Composite North American Limited-Service	$79.33	5.6%	67.8%	0.5%	pts.	$117.06	4.8%
Composite - All	$110.80	5.2%	68.9%	0.8%	pts.	$160.76	4.0%

Comparable Systemwide North American Properties[1]
	Sixteen Weeks Ended December 28, 2012 and December 30, 2011
	REVPAR		Occupancy			Average Daily Rate
Brand	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Marriott Hotels & Resorts	$107.84	5.8%	67.6%	1.6%	pts.	$159.56	3.3%
Renaissance Hotels	$105.51	5.8%	68.7%	1.0%	pts.	$153.50	4.3%
Autograph Collection Hotels[2]	$139.84	7.9%	76.1%	4.1%	pts.	$183.73	2.2%
Composite North American Full-Service	$107.78	5.8%	67.8%	1.5%	pts.	$158.86	3.5%
The Ritz-Carlton[2]	$213.79	4.5%	66.5%	0.7%	pts.	$321.59	3.4%
Composite North American Full-Service & Luxury	$114.61	5.7%	67.8%	1.5%	pts.	$169.15	3.4%
Residence Inn	$90.09	5.4%	74.8%	0.9%	pts.	$120.50	4.1%
Courtyard	$79.31	6.3%	66.4%	0.9%	pts.	$119.42	4.8%
Fairfield Inn & Suites	$60.62	6.0%	63.9%	0.9%	pts.	$94.92	4.6%
TownePlace Suites	$60.54	3.8%	68.3%	-0.3%	pts.	$88.62	4.2%
SpringHill Suites	$69.99	7.7%	68.3%	2.6%	pts.	$102.54	3.6%
Composite North American Limited-Service	$76.01	6.0%	68.3%	1.0%	pts.	$111.35	4.4%
Composite - All	$90.14	5.9%	68.1%	1.2%	pts.	$132.40	4.0%

[1]	Statistics include only properties located in the United States.
[2]	Statistics for The Ritz-Carlton and Autograph Collection are for September through December.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties[1]
	Fifty-two Weeks Ended December 28, 2012 and December 30, 2011
	REVPAR		Occupancy			Average Daily Rate
Brand	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Marriott Hotels & Resorts	$124.72	6.1%	72.7%	1.8%	pts.	$171.48	3.5%
Renaissance Hotels	$123.38	7.5%	73.6%	2.1%	pts.	$167.67	4.5%
Composite North American Full-Service	$124.52	6.3%	72.9%	1.8%	pts.	$170.92	3.6%
The Ritz-Carlton[2]	$223.51	6.1%	69.9%	0.8%	pts.	$319.57	4.9%
Composite North American Full-Service & Luxury	$134.64	6.3%	72.6%	1.7%	pts.	$185.57	3.8%
Residence Inn	$93.14	4.7%	75.4%	0.3%	pts.	$123.55	4.3%
Courtyard	$79.32	5.6%	67.7%	0.5%	pts.	$117.11	4.9%
TownePlace Suites	$58.76	5.1%	70.8%	-0.4%	pts.	$83.04	5.6%
SpringHill Suites	$72.63	7.0%	70.5%	2.8%	pts.	$103.04	2.7%
Composite North American Limited-Service	$81.76	5.5%	70.2%	0.6%	pts.	$116.43	4.6%
Composite - All	$112.40	6.0%	71.6%	1.2%	pts.	$157.05	4.2%

Comparable Systemwide North American Properties[1]
	Fifty-two Weeks Ended December 28, 2012 and December 30, 2011
	REVPAR		Occupancy			Average Daily Rate
Brand	2012	vs. 2011	2012	vs. 2011		2012	vs. 2011
Marriott Hotels & Resorts	$110.19	6.4%	70.1%	1.8%	pts.	$157.17	3.6%
Renaissance Hotels	$107.18	6.8%	71.2%	1.4%	pts.	$150.53	4.7%
Autograph Collection Hotels[2]	$134.36	6.6%	76.1%	3.6%	pts.	$176.61	1.6%
Composite North American Full-Service	$109.93	6.4%	70.3%	1.8%	pts.	$156.30	3.8%
The Ritz-Carlton[2]	$223.51	6.1%	69.9%	0.8%	pts.	$319.57	4.9%
Composite North American Full-Service & Luxury	$116.72	6.4%	70.3%	1.7%	pts.	$166.02	3.8%
Residence Inn	$93.10	5.0%	77.2%	0.6%	pts.	$120.66	4.2%
Courtyard	$82.15	6.5%	69.2%	1.2%	pts.	$118.68	4.6%
Fairfield Inn & Suites	$63.56	7.5%	67.3%	1.7%	pts.	$94.49	4.8%
TownePlace Suites	$64.39	5.9%	72.3%	0.6%	pts.	$89.07	5.0%
SpringHill Suites	$73.74	7.8%	71.0%	2.6%	pts.	$103.81	3.8%
Composite North American Limited-Service	$79.07	6.3%	71.2%	1.3%	pts.	$111.12	4.4%
Composite - All	$92.79	6.4%	70.8%	1.4%	pts.	$130.97	4.2%

[1]	Statistics include only properties located in the United States.
[2]	Statistics for The Ritz-Carlton and Autograph Collection are for January through December.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

($ in millions)

	Fiscal Year 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income	$104	$143	$143	$181	$571
Interest expense	33	34	29	41	137
Tax provision	43	66	79	90	278
Depreciation and amortization	29	38	33	45	145
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(3)	(5)	(16)
Interest expense from unconsolidated joint ventures	4	4	1	2	11
Depreciation and amortization from unconsolidated joint ventures	6	8	2	4	20

EBITDA **	$215	$289	$284	$358	$1,146

Increase over 2011 Adjusted EBITDA	9%	13%	27%	13%	16%

	Fiscal Year 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income (loss)	$101	$135	$(179)	$141	$198
Interest expense	41	37	39	47	164
Tax provision (benefit)	51	66	(20)	61	158
Depreciation and amortization	35	41	40	52	168
Less: Depreciation reimbursed by third-party owners	(4)	(3)	(4)	(4)	(15)
Interest expense from unconsolidated joint ventures	4	4	5	5	18
Depreciation and amortization from unconsolidated joint ventures	6	7	7	10	30

EBITDA **	234	287	(112)	312	721

Timeshare Spin-off Adjustments
Net Income	(13)	(9)	264	18	260
Interest expense	(9)	(8)	(7)	(5)	(29)
Tax provision (benefit)	(8)	(5)	57	(4)	40
Depreciation and amortization	(7)	(9)	(7)	(5)	(28)

Total Timeshare Spin-off Adjustments	(37)	(31)	307	4	243

Add Back: Other charges	—	—	28	—	28

Adjusted EBITDA **	$197	$256	$223	$316	$992

**	Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

FULL YEAR EBITDA

FORECASTED 2013

($ in millions)

	Range
	Estimated EBITDA Full Year 2013		As Reported Full Year 2012
Net Income	$596	$645	$571
Interest expense	125	125	137
Tax provision	294	315	278
Depreciation and amortization	160	160	145
Less: Depreciation reimbursed by third-party owners	(20)	(20)	(16)
Interest expense from unconsolidated joint ventures	10	10	11
Depreciation and amortization from unconsolidated joint ventures	20	20	20

EBITDA **	$1,185	$1,255	1,146

Increase over 2012 EBITDA **	3%	10%

Less: Gain on Courtyard JV sale, pretax			(41)

Adjusted EBITDA **			$1,105

Increase over 2012 Adjusted EBITDA **	7%	14%

**	Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

ADJUSTED OPERATING INCOME MARGIN EXCLUDING ADJUSTED COST REIMBURSEMENTS

FOURTH QUARTER 2012 AND 2011

($ in millions)

	Fourth Quarter 2012	Fourth Quarter 2011
ADJUSTED OPERATING INCOME MARGIN
Operating Income	$309	$247
Timeshare spin-off adjustments, operating income impact	—	10

Operating Income, as adjusted **	$309	$257

Total revenues as reported	$3,757	$3,693
Timeshare spin-off adjustments	—	(292)

Total revenues, as adjusted **	3,757	3,401
Less: adjusted cost reimbursements **	(2,990)	(2,625)

Total revenues as adjusted and excluding cost reimbursements **	$767	$776

Adjusted operating income margin, excluding cost reimbursements **	40%	33%

**	Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

ADJUSTED 2012 EPS EXCLUDING GAIN ON COURTYARD JV SALE, NET OF TAX

(in millions, except per share amounts)

	Range
	Estimated Full Year 2013		Full Year 2012
Net income, as reported			$571
Less: Gain on Courtyard JV sale, net of tax			(25)

Net income, as adjusted **			$546

DILUTED EPS AS REPORTED			$1.72

DILUTED PER SHARE GAIN ON COURTYARD JV SALE			(0.08)

DILUTED EPS AS ADJUSTED **			$1.64

DILUTED EPS GUIDANCE	$1.90	$2.05

INCREASE OVER 2012 DILUTED EPS	10%	19%

INCREASE OVER 2012 ADJUSTED DILUTED EPS **	16%	25%

Diluted Shares			332.9

**	Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures that Reflect the Timeshare Spin-off as if it had Occurred on the First Day of 2011. (“Timeshare Spin-off Adjustments”). On November 21, 2011 we completed a spin-off of our timeshare operations and timeshare development business through a special tax-free dividend to our shareholders of all of the issued and outstanding common stock of our wholly owned subsidiary Marriott Vacations Worldwide Corporation (“MVW”).

Because of our significant continuing involvement in MVW’s ongoing operations after the spin-off (by virtue of license and other agreements between us and MVW), we continue to include our former Timeshare segment’s historical financial results for periods before the spin-off date in our historical financial results as a component of continuing operations. Under the license agreements we receive license fees consisting of a fixed annual fee of $50 million (subject to a periodic inflation adjustment), plus two percent of the gross sales price paid to MVW for initial developer sales of interests in vacation ownership units and residential real estate units and one percent of the gross sales price paid to MVW for resale of interests in vacation ownership units and residential real estate units, in each case that are identified with or use the Marriott or Ritz-Carlton marks.

In order to perform year-over-year comparisons on a comparable basis, management evaluates non-GAAP measures that, for certain periods before the spin-off, assume the spin-off had occurred on the first day of 2011. The Timeshare Spin-off Adjustments remove the results of our former Timeshare segment, assume payment by MVW of estimated license fees ($14 million, $15 million, $15 million, and $16 million for the 2011 first through fourth quarters, respectively) and remove the unallocated spin-off transaction costs ($1 million, $3 million, $8 million, and $22 million for the 2011 first through fourth quarters, respectively). We have also included certain corporate items not previously allocated to our former Timeshare segment in the Timeshare Spin-off Adjustments. Timeshare Spin-off Adjustments totaled ($21) million pre-tax (($13) million after-tax), ($14) million pre-tax (($9) million after-tax), $321 million pre-tax ($264 million after-tax), and $14 million pre-tax ($18 million after-tax) for the 2011 first through fourth quarters, respectively.

We provide adjusted measures that reflect Timeshare Spin-off Adjustments for illustrative and informational purposes only. These adjusted measures are not necessarily indicative of, and we do not purport that they represent, what our operating results would have been had the spin-off actually occurred on the first day of 2011. This information also does not reflect certain financial and operating benefits we expect to realize as a result of the 2011 Timeshare spin-off.

Adjusted Measures that Exclude 2011 Other Charges and a 2012 Gain. Management evaluates non-GAAP measures that exclude certain 2011 charges and a 2012 gain on sale because those non-GAAP measures allow for period-over-period comparisons of our on-going core operations before the impact of certain significant items. These non-GAAP measures also facilitate management’s comparison of results from our on-going operations before the impact of certain significant items with results from other lodging companies.

2011 Other Charges. We recorded charges of $28 million pre-tax ($17 million after-tax) in the 2011 third quarter, which consisted of: (1) an $18 million other-than-temporary impairment of an investment in marketable securities (not allocated to any of our segments) recorded in the “Gains (losses) and other income” caption of our Income Statement; and (2) a $10 million charge recorded in the “General, administrative, and other” caption of our Income Statement for the impairment of deferred contract acquisition costs and an accounts receivable reserve, both of which were for a Luxury segment property whose owner filed for bankruptcy.

2012 Gain on Sale of Equity Interest in a Joint Venture. We recorded a $41 million pre-tax ($25 million after-tax) gain on the sale of an equity interest in a North American Limited-Service joint venture in the “Gains (losses) and other income” caption of our Income Statement, which consisted of: (1) a $21 million gain on the sale of this interest; and (2) recognition of the $20 million remaining gain we deferred in 2005 due to contingencies in the original transaction documents for the sale of land to the joint venture which expired with the 2012 sale.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES (cont.)

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”) is a financial measure that is not prescribed or authorized by United States generally accepted accounting principles (“GAAP”), which reflects earnings excluding the impact of interest expense, provision for income taxes, and depreciation and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA further excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

We also believe that Adjusted EBITDA, another non-GAAP financial measure, is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects the following items, each of which we describe more fully above: (1) Timeshare Spin-off Adjustments; (2) an adjustment for $28 million of other charges for 2011; and (3) an adjustment for a $41 million gain on the 2012 sale of an equity interest in a joint venture. We believe that Adjusted EBITDA that excludes these items is a meaningful measure of our operating performance because it permits period-over-period comparisons of our ongoing core operations before certain significant items and facilitates our comparison of results from our ongoing operations before certain significant items with results from other lodging companies.

EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for performance measures calculated under GAAP. Both of these non-GAAP measures exclude certain cash expenses that we are obligated to make. In addition, other companies in our industry may calculate EBITDA and in particular Adjusted EBITDA differently than we do or may not calculate them at all, limiting EBITDA’s and Adjusted EBITDA’s usefulness as comparative measures. We provide Adjusted EBITDA for illustrative and informational purposes only and Adjusted EBITDA for 2011 is not necessarily indicative of, and we do not purport that it represents, what our operating results would have been had the Timeshare spin-off occurred on the first day of 2011. Adjusted EBITDA for 2011 also does not reflect certain financial and operating benefits we expect to realize as a result of the 2011 Timeshare spin-off.

Adjusted Operating Income Margin Excluding Adjusted Cost Reimbursements. Cost reimbursements revenue represents reimbursements we receive for costs we incur on behalf of managed and franchised properties and relates, predominantly, to payroll costs at managed properties where we are the employer, but also includes reimbursements for other costs, such as those associated with our Marriott Rewards and The Ritz-Carlton Rewards programs. As we record cost reimbursements based on the costs we incur with no added markup, this revenue and related expense has no impact on either our operating income or net income because cost reimbursements revenue net of reimbursed costs expense is zero. We consider total revenues as adjusted for Timeshare Spin-off Adjustments and operating income as adjusted for the operating income impact of Timeshare Spin-off Adjustments meaningful for the reasons noted above. In calculating adjusted operating income margin we consider total revenues as adjusted to further exclude cost reimbursements and therefore, adjusted operating income margin excluding cost reimbursements to be meaningful metrics as they represent that portion of revenue and operating income margin that impacts operating income and net income.